As filed with the Securities and Exchange Commission on June 25, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADOBE INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0019522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue San Jose, California 95110
(Address of Principal Executive Offices) (Zip Code)

Adobe Inc. 2019 Equity Incentive Plan, as amended
(Full title of the plan)

Daniel Durn Chief Financial Officer and Executive Vice President, Finance, Technology, Security and Operations Adobe Inc. 345 Park Avenue San Jose, California 95110 (408) 536-6000
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With a copy to:
Louise Pentland Chief Legal Officer and Executive Vice President, Legal and Government Relations and Corporate Secretary Adobe Inc. 345 Park Avenue San Jose, California 95110 (408) 536-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
On April 22, 2025, the stockholders of Adobe Inc. (the “Registrant”) approved an amendment to the Registrant’s 2019 Equity Incentive Plan, as amended, that increased the number of shares available for issuance by 7,000,000 shares of common stock, which are being registered on this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Exchange Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents filed by the Registrant with the Commission (SEC File No. 000-15175) are incorporated by reference into this Registration Statement:
(a)The Registrant’s annual report on Form 10-K for its fiscal year ended November 29, 2024, filed on January 13, 2025;
(b)The Registrant’s quarterly reports on Form 10-Q for the quarterly period ended February 28, 2025, filed on March 26, 2025, and for the quarterly period ended May 30, 2025, filed on June 25, 2025;
(c)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s document referred to in (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and
(d)The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on November 19, 1986, under the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.6 to the Registrant’s annual report on Form 10-K referred to in (a) above.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities
Not applicable.

Item 5.    Interests of Named Experts and Counsel
Not applicable.
Item 6.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation or an amendment thereto that it shall eliminate or limit the personal liability of a director or officer to the corporation and its stockholders for monetary damages arising out of certain breaches of fiduciary duty.
The Registrant’s Restated Certificate of Incorporation provides for the elimination of a director’s liability to the Registrant and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant’s Amended and Restated Bylaws (the “Bylaws”) generally provide that the Registrant shall indemnify each of its directors and executive officers to the fullest extent not prohibited by the DGCL and may indemnify certain other persons as set forth in the DGCL.
The Registrant also maintains officer and director insurance coverage against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, each executive officer and director is a party to a written agreement which states that the Registrant agrees to hold each of them harmless against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, executive officer, employee or other agent of the Registrant, and otherwise to the fullest extent authorized or permitted by the Registrant’s Bylaws and under the non-exclusivity provisions of the DGCL.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.    Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	Filing Date	Exhibit Number	SEC File No.	Filed Herewith
4.1	Restated Certificate of Incorporation of Adobe	8-K	4/26/11	3.3	000-15175
4.2	Certificate of Amendment to Restated Certificate of Adobe	8-K	10/9/18	3.1	000-15175
4.3	Amended and Restated Bylaws	8-K	4/24/25	3.1	000-15175
4.4	Specimen Common Stock Certificate	10-K	1/25/19	4.1	000-15175
5.1	Opinion of Perkins Coie LLP					X
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X

Incorporated by Reference
Exhibit Number	Description	Form	Filing Date	Exhibit Number	SEC File No.	Filed Herewith
23.2	Consent of Perkins Coie LLP, contained within Exhibit 5.1					X
24.1	Power of Attorney, contained on the signature page of this Registration Statement					X
99.1	2019 Equity Incentive Plan, as amended	8-K	4/24/25	10.1	000-15175
107.1	Filing Fee Table					X
Item 9.    Undertakings
1.The undersigned Registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 25, 2025.

ADOBE INC.

By:	/s/ Daniel Durn
Daniel Durn
Chief Financial Officer and Executive Vice President, Finance, Technology, Security and Operations

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Durn and Louise Pentland, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or her or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date

/s/ Shantanu Narayen	Chair of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 25, 2025
Shantanu Narayen

/s/ Daniel Durn	Chief Financial Officer and Executive Vice President, Finance, Technology, Security and Operations (Principal Financial Officer)	June 25, 2025
Daniel Durn

/s/ Jillian Forusz	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	June 25, 2025
Jillian Forusz

/s/ Cristiano Amon	Director	June 25, 2025
Cristiano Amon

/s/ Amy Banse	Director	June 25, 2025
Amy Banse

/s/ Melanie Boulden	Director	June 25, 2025
Melanie Boulden

/s/ Frank Calderoni	Director	June 25, 2025
Frank Calderoni

/s/ Laura Desmond	Director	June 25, 2025
Laura Desmond

/s/ Spencer Neumann	Director	June 25, 2025
Spencer Neumann

/s/ Kathleen Oberg	Director	June 25, 2025
Kathleen Oberg

/s/ Dheeraj Pandey	Director	June 25, 2025
Dheeraj Pandey

/s/ David Ricks	Director	June 25, 2025
David Ricks

/s/ Daniel Rosensweig	Director	June 25, 2025
Daniel Rosensweig

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